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                                                                    EXHIBIT 15.1


INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Shareholders of

Forstmann & Company, Inc. (Debtor-in-Possession):

We have reviewed the accompanying condensed balance sheet of Forstmann & Company, Inc. (Debtor-in-Possession) as of January 28, 1996 and the related condensed statements of opertions and cash flows for the thirteen weeks ended January 28, 1996 and January 29, 1995 and the condensed statement of changes in shareholders' equity (deficit) for the thirteen weeks ended January 28, 1996. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants.

A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 5 to the condensed financial statements, the Company was in violation of substantially all of its debt agreements at January 28, 1996, has experienced a significant decline in operating results and has filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Such conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan concerning these matters are also described in Note 1.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Forstmann & Company, Inc. as of October 29, 1995 and the related statements of operations, shareholders' equity, and cash flows for the fifty-two weeks then ended (not presented herein); and in our report dated January 26, 1996, we expressed an unqualified opinion on those financial statements and included an explanatory paragraph concerning matters that raise substantial doubt about the Company's ability to continue as a going concern. In our opinion, the information set forth in the accompanying condensed balance sheet as of October 29, 1995 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP
March 12, 1996
Atlanta, Georgia